EXHIBIT 99.1

Ark Restaurants Announces Financial Results for the
Second Quarter of 2013

CONTACT:

Robert Stewart

(212) 206-8800
bstewart@arkrestaurants.com

NEW YORK, New York – May 13, 2013 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the second quarter ended March 30, 2013.

Company-wide same store sales decreased 4.4% for the three-month period ended March 30, 2013 compared to the same three month period last year. This decrease was primarily the result of poor weather conditions in the Northeast as compared to last year.

Total revenues for the three-month period ended March 30, 2013 were $29,090,000 versus $29,892,000 for the three months ended March 31, 2012.

The Company’s Continuing Operations EBITDA adjusted for non-cash stock option expense and non-controlling interests for the three-month period ended March 30, 2013 was $677,000 versus $1,006,000 during the same three-month period last year. The Company’s net loss from continuing operations for the three-month period ended March 30, 2013 was $265,000, or $0.08 per basic and diluted share, as compared to a loss from continuing operations of $249,000, or $0.08 per basic and diluted share, for the same three-month period last year. Included in the Company’s income from continuing operations for the three-month period ended March 30, 2013 are professional fees related to the unsolicited bid made for the Company by Landry’s, Inc.

As of March 30, 2013 the Company had cash, cash equivalents and short term investments totaling $4,209,000 and notes payable in the amount of $4,688,000 resulting from the purchase of 250,000 shares of treasury stock in December 2011, the purchase of membership interests in Ark Hollywood/Tampa Investment, LLC and the purchase of our interests in the New Meadowlands Racetrack LLC.

Ark Restaurants owns and operates 19 restaurants and bars, 22 fast food concepts and catering operations in New York City, Washington, D.C. and Las Vegas, NV. Five restaurants are located in New York City, three are located in Washington, D.C., seven are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include five restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel’s room service, banquet facilities, employee dining room and six food court concepts; one bar within the Venetian Casino Resort, as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and one restaurant. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve unknown risks, and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Operations
For the 13 and 26-week periods ended March 30, 2013
and March 31, 2012

(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended	26 weeks ended	26 weeks ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

TOTAL REVENUES	$29,090	$29,892	$60,426	$62,752

COST AND EXPENSES:

Food and beverage cost of sales	7,434	7,670	15,183	16,028
Payroll expenses	10,118	10,350	20,962	21,057
Occupancy expenses	4,086	4,533	8,621	8,991
Other operating costs and expenses	4,057	4,062	8,397	8,093
General and administrative expenses	2,756	2,250	5,166	5,031
Depreciation and amortization	921	942	2,097	1,880

Total costs and expenses	29,372	29,807	60,426	61,080

OPERATING INCOME (LOSS)	(282)	85	—	1,672

Other (income) expense, net	(84)	(372)	(163)	(406)

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(198)	457	163	2,078

Provision (benefit) for income taxes	(58)	159	56	537

INCOME (LOSS) FROM CONTINUING OPERATIONS	(140)	298	107	1,541

Loss from discontinued operations, net of tax	—	(309)	—	(436)

CONSOLIDATED NET INCOME (LOSS)	(140)	(11)	107	1,105

Net income attributable to non-controlling interests	(125)	(393)	(364)	(422)

NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(265)	$(404)	$(257)	$683

AMOUNTS ATTRIBUTABLE TO ARK RESTAURANTS CORP.:
Income (loss) from continuing operations	$(265)	$(249)	$(257)	$899
Loss from discontinued operations, net of tax	—	(155)	—	(216)
Net income (loss)	$(265)	$(404)	$(257)	$683

NET INCOME (LOSS) PER ARK RESTAURANTS CORP. COMMON SHARE:
From continuing operations:
Basic	$(0.08)	$(0.08)	$(0.08)	$0.27
Diluted	$(0.08)	$(0.08)	$(0.08)	$0.27
From discontinued operations:
Basic	$—	$(0.04)	$—	$(0.06)
Diluted	$—	$(0.04)	$—	$(0.06)
From net income (loss):
Basic	$(0.08)	$(0.12)	$(0.08)	$0.20
Diluted	$(0.08)	$(0.12)	$(0.08)	$0.20

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,245	3,245	3,245	3,338
Diluted	3,245	3,245	3,245	3,364

EBITDA Reconciliation:
Pre tax income (loss)	$(198)	$457	$163	$2,078
Depreciation and amortization	921	942	2,097	1,880
EBITDA (a)	$723	$1,399	$2,260	$3,958

EBITDA adjusted for non-cash stock option expense and non-controlling interests:
EBITDA (as defined) (a)	$723	$1,399	$2,260	$3,958
Net income attributable to non-controlling interests	(125)	(393)	(364)	(422)
Non-cash stock option expense	79	—	159	—
EBITDA, as adjusted	$677	$1,006	$2,055	$3,536

(a)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company’s past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income (loss), is included above.